Exhibit 107
CALCULATION OF FILING FEE TABLE
S-3ASR
(Form Type)
Lemonade, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.00001 per share	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)
	Equity	Preferred Stock, par value $0.00001 per share	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)
	Debt	Debt Securities	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)
	Other	Warrants	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)
	Other	Purchase Contracts	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)
	Other	Units	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)
	Equity	Secondary Offering: Common Stock, par value $0.00001 per share	Rule 457(c)	11,983,384 (3)	$16.21 (4)	$194,250,654.64	0.00014760	$ 28,671.40
	Equity	Secondary Offering: Common Stock, par value $0.00001 per share	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)
Fee Previously Paid	-	-	-	-	-	-	-	-
Carry Forward Securities
N/A
	Total Offering Amounts					$194,250,654.64		$ 28,671.40
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							$ 28,671.40
(1)An unspecified number of securities or aggregate principal amount, as applicable, is being registered as may from time to time be offered at unspecified prices and, in addition, an unspecified number of additional shares of Common Stock is being registered as may be issued from time to time upon conversion of any Debt Securities that are convertible into Common Stock or pursuant to any anti-dilution adjustments with respect to any such convertible Debt Securities.
(2)In accordance with Rule 456(b) and Rule 457(r) under the Securities Act of 1933, as amended, the registrant is deferring payment of all registration fees and will pay the registration fees subsequently in advance or on a “pay-as-you-go” basis.
(3)With respect to this secondary offering, this registration statement registers 11,983,384 shares of Common Stock, par value $0.00001 per share, of Lemonade, Inc., to be sold by the Selling Securityholder named therein. Pursuant to Rule 416, this registration statement also relates to an indeterminate number of additional shares of Common Stock which may be issued with respect to such shares of Common Stock by way of stock splits, stock dividends, reclassifications or similar transactions.
(4)Estimated pursuant to Rules 457(c) of the Securities Act solely for the purpose of calculating the registration fee, based upon the average of the high and low prices for shares of Common Stock, reported on The New York Stock Exchange on November 8, 2023.